SHAREHOLDERS' MEETING

ANNUAL SHAREHOLDERS' MEETING

An annual shareholders' meeting was held on October 22, 1998 for Kemper Strategic Municipal Income Trust. Shareholders were asked to vote on two separate issues: election of members to the Board of Trustees and ratification of Ernst & Young LLP as independent auditors. The following are the results for each issue:

1) Election of Trustees

                               For      Withheld
   James E. Atkins           9,522,605   141,461
   Arthur R. Gottschalk      9,541,897   122,169
   Frederick T. Kelsey       9,535,763   128,502
   Thomas W. Littauer        9,538,313   125,753
   Daniel Pierce             9,527,060   137,005
   Fred B. Renwick           9,534,790   129,276
   John B. Tingleff          9,565,501    98,565
   John G. Weithers          9,556,732   107,333

2) Ratification of the selection of Ernst & Young LLP as independent auditors for the fund. This item was approved.

                     For       Against     Abstain

                 9,543,100    25,517      95,448

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